UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 30, 2007 (May 29, 2007)
PYR Energy Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-15511	95-4580642

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1675 Broadway, Suite 2450, Denver, Colorado	80202

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (303) 825-3748
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.
On April 23, 2007, PYR Energy Corporation (“PYR Energy” or the “Company”), Samson Investment Company (“Samson”) and Samson Acquisition Corp., a wholly owned subsidiary of Samson (“Acquisition Corp.”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).
Under the terms of the Merger Agreement, Samson revised its outstanding tender offer for all shares of PYR Energy common stock, including the rights issued pursuant to the Company’s Rights Agreement, as amended, to a purchase price of $1.30 per share (the “Offer”).
The Offer expired at 12:00 midnight, New York City time, on Thursday, May 24, 2007. At the expiration of the Offer, according to Samson and Acquisition Corp. approximately 25,096,856 shares of Company common stock were validly tendered and not withdrawn. Following the purchase of the tendered shares, Acquisition Corp. will own in excess of 75% of the outstanding Company common stock. On Friday, May 25, 2007, promptly following the expiration of the Offer, Acquisition Corp. accepted for purchase all shares of the Company’s common stock validly tendered and not withdrawn prior to the expiration of the Offer, and also announced the commencement of a subsequent offering period to expire at 5:00 p.m., New York City time, on Monday, June 4, 2007, during which Company stockholders will be able to tender Company common stock to Acquisition Corp. for purchase at the $1.30 per share cash price. Samson has announced that it intends to complete the acquisition of the Company following the expiration of the subsequent offering period.
Pursuant to the Offer, stockholders of the Company who tendered in the Offer shall receive consideration of $1.30 in cash for each share of the Company’s common stock. Based on the per share consideration of $1.30 and the number of shares tendered and accepted for purchase, the value of the shares purchased by Acquisition Corp. in connection with the Offer is approximately $32.6 million. The funds used by Acquisition Corp. to purchase the shares pursuant to the Offer were from funds contributed or advanced by Samson from cash on hand.
The Merger Agreement also provides that following the consummation of the Offer, including the subsequent offering period described above, Acquisition Corp. will be merged with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger. Samson expects to acquire the remaining outstanding shares of the Company’s common stock pursuant to the Merger following the expiration of the subsequent offering period. All stockholders who did not tender their shares pursuant to the Offer, including in the subsequent offering period (other than stockholders who validly perfect appraisal rights under Maryland law, if applicable), will receive $1.30 in cash for each share of Company common stock held at the time of the Merger.
Pursuant to the Merger Agreement, Samson was entitled to designate a number of directors to the Company’s board of directors reflecting Samson’s percentage ownership of the outstanding shares of Company common stock. Therefore, on May 29, 2007, C. Philip Tholen and Mike Daniel were so designated by Samson and appointed to the Company’s board of directors to replace Bryce W. Rhodes and Dennis M. Swenson who had previously tendered their resignations as PYR Energy directors.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 29, 2007, Messrs. Bryce W. Rhodes and Dennis M. Swenson resigned as directors of the Company’s board of directors1 and, on May 29, 2007, pursuant to the Merger Agreement as described in Item 5.01 above, C. Philip Tholen and Mike Daniel were appointed to the Company’s board of directors at Samson’s request.
Prior to the actions taken on May 29, 2007, none of the Samson designees was director of, or held any position with, the Company. Samson and Acquisition Corp. have advised the Company that none of the Samson designees or any of his affiliates (i) has a familial relationship with any directors or executive officers of the Company, or (ii) has been involved in any transactions with the Company or any of its directors, officers or affiliates which are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission.
None of the Company’s directors who tendered resignations stated that his resignation related to any disagreement relating to the Company’s operations, policies or practices.
As previously reported, the Board of Directors approved on April 13, 2007, a one-time bonus of $25,000 for each director payable upon the closing of the Merger. On May 29, 2007, in connection with the resignations of Bryce W. Rhodes and Dennis M. Swenson, the Board of Directors approved an acceleration of the $25,000 bonus payment to each of Messrs. Rhodes and Swenson.
*****
1. Including positions held by each on committees of the board of directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 30, 2007	PYR ENERGY CORPORATION
	By:	/s/ Kenneth R. Berry, Jr.
Kenneth R. Berry, Jr.
Chief Executive Officer and President